SECURITIES AND EXCHANGE COMMISSION

                         Washington, D. C. 20549

                                Form 8-K

                             CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
    Date of Report (Date of earliest event reported) : June 30, 1999


                        NORTON MOTORCYCLES, INC.
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         (Exact name of registrant as specified in its charter)


            Colorado                  33-8819-D           84-1036901
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   (State or other jurisdiction      (Commission         (IRS Employer
     of incorporation)               File Number)    Identification No.)


   6462 City West Parkway, Suite 150, Eden Prairie, MN           55344
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    (Address of principal executive offices)                  (Zip Code)

    Registrant's telephone number, including area code: 612-837-0260
                                                        ------------

            14252 23rd Avenue North, Plymouth, MN  55447-4910
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     (Former name or former address, if changed since last report.)



Item 5
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Other Events.
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a.   New Senior Officers.  The Board of Directors of Norton Motorcycles,
     Inc., ("Norton" or the "Company") has elected two new senior executives. Mr. Robert Kilpatrick is the Company's new chief executive officer and Mr. John M. Tastad is the Company's new president. Mr. Kilpatrick is an executive experienced with start-up and early growth stage companies. He has worked for companies such as Harley Davidson, Star Craft Manufacturing, Citicorp, Calico Commerce, eLoan, Quicken, Bankers Trust and Lawyer's Title.


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

     Mr. Tastad was the founder and chief executive officer of Energy Solutions International (ESI). From 1992 until 1997 Mr. Tastad developed ESI from a Minneapolis start-up to a nationally recognized energy services company. In July of 1997 ESI was sold to Northern States Power. Mr. Tastad, a member of Norton's Board of Directors, is a motorcycle rider and enthusiast.

     Mr. Mark Osterberg, Norton's former chief executive officer, will assume the role of chief financial officer of the company.

b.   Additional Financing.
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     1.   Bridge Loan.  NMI Investments, LLC, an entity owned by Mr. Tastad and Mr. Kilpatrick, has committed to provide the Company a $1,000,000 Bridge Loan facility. The Bridge Loan will have a twelve-month term renewable at the option of the Company for a further twelve-month term on the payment of $10,000. The Bridge Loan will be interest only at the rate of twelve percent (12%).
          The entire loan amount will be payable on the last day of the term. Additionally, NMI Investments received 12,500 warrants to purchase common stock of the Company at $4.00 per share. These warrants will be exercisable for two years. The loan is being secured by motorcycle designs and prototypes and the Norton trademarks.

     2. Additional Future Financing. The Company is currently planning to issue preferred stock via a private placement. The preferred stock is anticipated to be offered at $7.50 per share with a five-year term and will be convertible into common stock on a one-for-one basis. NMI Investments, LLC, has committed to subscribe for $4,000,000 of such preferred stock offering.

c. Increase in Board of Directors. In consideration of the Bridge Loan and the agreement to purchase the convertible stock as above-referenced, Norton Motors International, Inc., (the Company's largest shareholder) has agreed to vote their shares in the Company so as to increase the Board of Directors of the Company from four members to five and to elect Robert Kilpatrick to the Board of Directors.


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

d. Trademark License. In July 1999 Norton entered into a license and distribution agreement with Norton Motors Deutschland (NMD), a Munich based distributor of classic Norton parts and holder of certain Norton trademarks in Europe. The agreement, which requires Norton to pay royalties based on sales in certain European countries, provides Norton with a five-year exclusive trademark license and purchase options. In addition, NMD has been appointed the distributor of Norton products in Germany.

e. Recent Litigation. On July 13, 1999, Robert E. Cieslukowski commenced a lawsuit against Norton. The case is venued in United States District Court, District of Minnesota. Also, named as defendants in this action are Norton Motors International, Inc. ("NMI"), Norton Acquisition Corporation, Myron Calof and Mark Osterberg.

     In his complaint, Mr. Cieslukowski, claims that NMI breached the Repayment Agreement between himself and NMI dated February 27, 1999. Specifically, Mr. Cieslukowski claims that the following obligations from NMI are delinquent:

     1.   A bridge note in the amount of $200,000;

     2. A convertible subordinate debenture in the principal amount of $250,000;

     3.   A loan in the principal amount of $94,071; and,

     4.   Expenses in an aggregate amount of $1,219.

     Mr. Cieslukowski has named Norton as a defendant in this matter arguing that it is also liable for the above indebtedness under alternative theories of Fraudulent Transfer and Successor Liability. Specifically, the complaint alleges that the transfer of assets from NMI to Norton was made without reasonable consideration and with the intent to defraud its creditors. This transfer was fully disclosed and described in Norton's 8-K filed with the SEC on May 4, 1999 as well as in its 10-KSB filed with the SEC on July 1, 1999. The complaint also alleges that the aforementioned transfer amounted to a consolidation or merger of NMI and Norton and therefore Norton is merely a continuation of NMI.

     Norton and NMI deny these allegations and have turned this matter over to their attorneys. Although any litigation is subject to uncertainty, NMI and Norton believe that the transfer of assets was in consideration for fair value received and hence the transfer was proper. Additionally, the transfer of assets was in the best interest of the NMI creditors.


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Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   NORTON MOTORCYCLES, INC.

     Date: July 22, 1999
                                   By: /s/  Robert Kilpatrick
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                                       Robert Kilpatrick, CEO